Exhibit 99.1

Twin Disc Announces First Quarter Results

MILWAUKEE, Wis., November 6, 2024 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN) today reported results for the first quarter ended September 27, 2024.

Fiscal First Quarter 2025 Highlights

●	Sales increased 14.7% year-over-year to $72.9 million
●	Gross margin of 26.5%, expanded 30 basis points over prior year
●	Net loss attributable to Twin Disc was ($2.8) million and EBITDA* of $1.7 million, accounting for a ($1.1) million currency loss
●	Robust six-month backlog of $144.3 million supported by healthy ongoing demand

CEO Perspective

“We delivered double-digit revenue growth in the first quarter, primarily driven by the acquisition of Katsa Oy in the fourth quarter of fiscal 2024, along with continued strength in Marine and Propulsion. Veth remains well-positioned as we meet solid demand with inventory strategically built up throughout the prior year. While a slowdown in Asian Oil and Gas markets impacted Land-Based Transmissions, we are encouraged by stabilization in Industrial, supported by healthy order trends. Additionally, the integration of Katsa is progressing ahead of plan, and is expected to contribute meaningfully to performance in both Marine and Propulsion and Industrial,” commented John H. Batten, President and Chief Executive Officer of Twin Disc. “We maintain a cautiously optimistic outlook for fiscal 2025 and expect to continue capturing healthy end market demand to drive growth, strengthening our long-term financial position,” concluded Mr. Batten.

First Quarter Results

Sales for the fiscal 2025 first quarter increased 14.7% year-over-year to $72.9 million, driven by the addition of Katsa Oy, along with strength in the Company’s Marine and Propulsion Systems and Industrial product segments.

Sales by product group (certain amounts have been reclassified from Marine and Propulsion to Other):

Product Group	Q1 FY25 Sales	Q1 FY24 Sales	Change (%)
(Thousands of $):
Marine and Propulsion Systems	$42,100	$34,255	22.9%
Land-Based Transmissions	17,284	18,577	-7.0%
Industrial	9,169	5,685	61.3%
Other	4,344	5,037	-13.8%
Total	$72,897	$63,554	14.7%

Twin Disc delivered double-digit growth year-over-year in the European and Latin American regions. The distribution of sales across geographical regions shifted, with a greater proportion of sales coming from the Europe and Other regions, which include the Middle East and South America, with a lower proportion of sales coming from North America.

Gross profit increased 16.1% to $19.3 million compared to $16.6 million for the first quarter of fiscal 2024. First quarter gross margin increased approximately 30 basis points to 26.5% from the prior year period, reflecting the benefit of incremental volume partially offset by an unfavorable product mix.

Marketing, engineering and administrative (ME&A) expense increased by $2.6 million, or 15.1%, to $19.5 million, compared to $16.9 million in the prior year quarter. The increased ME&A expense was primarily driven by the addition of Katsa, an adjustment to stock compensation expense, and an inflationary impact on wages and benefits.

Net loss attributable to Twin Disc for the quarter was ($2.8) million, or ($0.20) per diluted share, compared to net loss attributable to Twin Disc of ($1.2) million, or ($0.09) per diluted share, for the first fiscal quarter of 2024. The year-over-year change was driven by an increase in Other Expense ($1.5 million) related to a currency loss ($1.1 million) and an increase in the amortization of the net actuarial loss related to the Company’s domestic defined benefit pension plan ($0.5 million). Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $1.7 million in the first quarter, down 23.0% compared to the first quarter of fiscal 2024.

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $144.3 million, compared to $133.7 million at the end of the fourth quarter. As a percentage of six-month backlog, inventory increased from 97.6% at the end of the fourth quarter, to 99.7% at the end of the first quarter. Compared to the first fiscal quarter of 2024, cash decreased 18.2% to $16.7 million, total debt increased 37.6% to $29.8 million, and net debt* increased $11.9 million to $13.1 million. The increase was primarily attributable to higher long-term debt related to the Katsa acquisition.

CFO Perspective

Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer and Secretary stated, "Our team has maintained its focus on capturing demand to deliver sales growth in the quarter. We saw a near-term impact to operating cash generation, largely due to a combination of increased inventories and a shift in order timing by certain customers. Moving ahead, we are well-positioned to deliver improved free cash flow, strengthening the balance sheet as we strive to meet our updated financial targets."

Discussion of Results

Twin Disc will host a conference call to discuss these results and to answer questions at 9:00 a.m. Eastern time on November 6, 2024. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial (646) 968-2525 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until November 5, 2025.

About Twin Disc

Twin Disc, Inc. designs, manufactures, and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers, and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches, and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations, and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions

Earnings before interest, taxes, depreciation, and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation, and amortization expenses.

Net debt is calculated as total debt less cash.

Investors:

Riveron

TwinDiscIR@Riveron.com

Source: Twin Disc, Incorporated

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except per-share data; unaudited)

	For the Quarter-Ended
	September 27, 2024	September 29, 2023
Net sales	$72,897	$63,554
Cost of goods sold	53,575	43,818
Cost of goods sold - Sale of boat management system product line and related inventory	-	3,099
Gross profit	19,322	16,637

Marketing, engineering and administrative expenses	19,487	16,917
Loss from operations	(165)	(280)

Other income (expense):
Interest expense	(636)	(394)
Other (expense) income, net	(1,344)	137
	(1,980)	(257)
Loss before income taxes and noncontrolling interest	(2,145)	(537)

Income tax expense	627	546
Net loss	(2,772)	(1,083)
Less: Net loss (income) attributable to noncontrolling interest, net of tax	7	(90)
Net loss attributable to Twin Disc	$(2,765)	$(1,173)

Dividends per share	$0.04	$-

Loss per share data:
Basic loss per share attributable to Twin Disc common shareholders	$(0.20)	$(0.09)
Diluted loss per share attributable to Twin Disc common shareholders	$(0.20)	$(0.09)

Weighted average shares outstanding data:
Basic shares outstanding	13,778	13,527
Diluted shares outstanding	13,778	13,527

Comprehensive income (loss)
Net loss	$(2,772)	$(1,083)
Benefit plan adjustments, net of income taxes of $11 and $5, respectively	221	(171)
Foreign currency translation adjustment	7,164	(3,096)

Unrealized (loss) gain on hedges, net of income taxes of $0 and 0, respectively	(853)	216
Comprehensive income (loss)	3,760	(4,074)
Less: Comprehensive income attributable to noncontrolling interest	136	150

Comprehensive income (loss) attributable to Twin Disc	$3,624	$(4,224)

RECONCILIATION OF CONSOLIDATED NET LOSS TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended
	September 27, 2024	September 29, 2023

Net loss attributable to Twin Disc	$(2,765)	$(1,173)
Interest expense	636	394
Income tax expense	627	546
Depreciation and amortization	3,238	2,488
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,736	$2,255

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	September 27, 2024	September 29, 2023

Current maturities of long-term debt	$2,000	$2,000
Long-term debt	27,794	19,657
Total debt	29,794	21,657
Less cash	16,711	20,428
Net debt	$13,083	$1,229

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except share amounts, unaudited)

	September 27, 2024	June 30, 2024
ASSETS
Current assets:
Cash	$16,711	$20,070
Trade accounts receivable, net	51,513	52,207
Inventories	143,865	130,484
Prepaid expenses	2,996	8,656
Other	15,162	8,214
Total current assets	230,247	219,631

Property, plant and equipment, net	58,959	58,074
Right-of-use assets operating leases	16,700	16,622
Intangible assets, net	12,291	12,686
Deferred income taxes	2,674	2,339
Other assets	2,676	2,706
Total assets	$323,547	$312,058

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	31,106	32,586
Accrued liabilities	70,263	64,930
Total current liabilities	103,369	99,516
.
Long-term debt	27,794	23,811
Lease obligations	14,506	14,376
Accrued retirement benefits	7,867	7,854
Deferred income taxes	5,751	5,340
Other long-term liabilities	6,241	6,107
Total liabilities	165,528	157,004

Twin Disc shareholders' equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	39,902	41,798
Retained earnings	126,257	129,592
Accumulated other comprehensive loss	(516)	(6,905)
	165,643	164,485
Less treasury stock, at cost (528,546 and 637,778 shares, respectively)	8,112	9,783

Total Twin Disc shareholders' equity	157,531	154,702

Noncontrolling interest	488	352
Total equity	158,019	155,054

Total liabilities and equity	$323,547	$312,058

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	For the Quarters Ended
	September 27, 2024	September 29, 2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,772)	$(1,083)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	3,238	2,488
Gain on sale of assets	(9)	(16)
Loss on sale of boat management product line and related inventory	-	3,099
Restructuring expenses	-	(57)
Provision for deferred income taxes	(361)	97
Stock compensation expense and other non-cash changes, net	1,025	1,140
Net change in operating assets and liabilities	(5,465)	4,134

Net cash (used) provided by operating activities	(4,344)	9,802

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(2,362)	(3,690)
Proceeds from sale of fixed assets	9	-
Other, net	(369)	45

Net cash used by investing activities	(2,722)	(3,645)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangements	30,090	27,184
Repayments of revolving loan arrangements	(26,791)	(23,423)
Repayments of other long-term debt	-	(508)
Payments of finance lease obligations	(546)	(847)
Dividends paid to shareholders	(570)	-
Payments of withholding taxes on stock compensation	(1,249)	(1,763)

Net cash provided by financing activities	934	643

Effect of exchange rate changes on cash	2,773	365

Net change in cash	(3,359)	7,165

Cash:
Beginning of period	20,070	13,263

End of period	$16,711	$20,428